EXHIBIT 5.1
K&L Gates LLP
Henry W. Oliver Building
535 Smithfield Street
Pittsburgh, Pennsylvania 15222
(412) 355-6500
February 23, 2009
Education Management Corporation
210 Sixth Avenue
33rd Floor
Pittsburgh, Pennsylvania 15222
Ladies and Gentlemen:
     We have acted as your counsel in connection with the Registration Statement on Form S-1 (File No. 333-148259) (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933 (the “1933 Act”) for the registration of shares (the “Shares”) of Common Stock, par value $0.01 per share, of Education Management Corporation, a Pennsylvania corporation (the “Company”).
     You have requested our opinion as to the matters set forth below in connection with the Registration Statement. For purposes of rendering that opinion, we have examined (i) the Registration Statement, including the exhibits filed therewith; (ii) the Company’s Amended and Restated Certificate of Incorporation, as in effect on the date hereof; (iii) the Company’s Amended and Restated By-laws, as in effect on the date hereof; (iv) the Company’s proposed Amended and Restated Articles of Incorporation (the “New Articles”) in the form in which the New Articles are to be approved and adopted by the shareholders of the Company and filed with the Secretary of State of the Commonwealth of Pennsylvania prior to the consummation of the Offering; (v) the Company’s proposed Amended and Restated By-laws (the “New By-laws”) in the form in which the New By-laws are to be approved by the Board of Directors of the Company (the “Board of Directors”) prior to the consummation of the Offering; (vi) the resolutions adopted by the Board of Directors with respect to the approval and adoption of the New Articles and the New By-laws; (vii) the form of the consent to be executed by the shareholders of the Company with respect to the approval and adoption of the New Articles; and (viii) the prior written approval of the GSPC Parties and the Providence Parties, in each case as such terms are defined in the Amended and Restated Shareholders Agreement, dated as of October 30, 2006 (as amended, the “Shareholders Agreement”), by and among the Company, GS Capital Partners V Fund, L.P., GS Capital Partners V Offshore Fund, L.P., GS Capital Partners V GmbH & Co. KG, GS Capital Partners V Institutional, L.P., Providence Equity Partners V L.P., Providence Equity Partners V-A L.P., Providence Equity Partners IV L.P., Providence Equity Operating Partners IV L.P. and the other shareholders that are signatories thereto, with respect to the New Articles and New By-laws pursuant to the terms of the Shareholders Agreement.
     We also have examined and relied upon certificates of public officials. In rendering our opinion, we also have made the assumptions that are customary in opinion letters of this kind. We have not verified any of those assumptions.

     Our opinion set forth below is limited to the law of the Commonwealth of Pennsylvania.
     Based upon and subject to the foregoing, it is our opinion that the Shares are duly authorized for issuance by the Company and, when issued and paid for as described in the Prospectus included in the Registration Statement, will be validly issued, fully paid, and nonassessable.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm in the related Prospectus under the caption “Legal Matters”. In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations thereunder.
Yours truly,
/s/ K&L Gates LLP